Pricing Sheet No. 502

To the Underlying Supplement dated June 24, 2010,

Product Supplement No. U-I dated October 18, 2010,

Prospectus Supplement dated March 25, 2009 and

Prospectus dated March 25, 2009

BAH [1114]

Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 September 19, 2011

$ 2,000,000 18 Month 11.30% per annum Callable Yield Notes due March 26, 2013 Linked to the Performance of S&P 500® Index and the Russell 2000® Index

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Principal Amount:	USD2,000,000

Underlyings:	Underlying	Ticker	Initial Level*	Knock-In Level
	S%P 500 Index	SPX	1204.09	782.66
	Russell 2000© Index	RTY	702.23	456.45

Trade Date:	September 19, 2011
Issue Date:	September 26, 2011
Valuation Date:	March 19, 2013†
Maturity Date:	March 26, 2013†
Offering Price:	$1,000 per security (100%).
Initial Level:	For each Underlying, as set forth in the table above
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Interest Rate:	11.30% per annum, calculated on a 30/360 basis.
Interest Payment Dates:	Unless redeemed earlier, interest will be paid quarterly in arrears on December 27, 2011, March 26, 2012, June 26, 2012, September 26, 2012, December 26, 2012 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.
Early Redemption Notice Dates	Notice of Early Redemption will be provided on any of the following dates prior to the relevant Interest Payment Date: December 19, 2011, March 19, 2012, June 19, 2012, September 19, 2012, December 18, 2012
Early Redemption:	The Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date scheduled to occur on or after December 27, 2011, upon notice on the relevant Early Redemption Notice Date at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.
Knock-In Level:	The Knock-In Level for each Underlying will be as set forth in the table above
Knock-In Event:	If the Final Level of either of the Underlyings is equal to or less than its respective Knock-In Level on the Valuation Date.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Redemption Amount:

The Redemption Amount an investor will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:

• If a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the maximum Redemption Amount will be less than the principal amount of the securities and you could lose your entire investment.
• If a Knock-In Event does not occur, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment an investor will be entitled to receive at maturity is subject to the Issuer’s ability to pay its obligations as they become due.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:

	Final Level – Initial Level ; Initial Level	subject to a maximum of zero
Calculation Agent:	Credit Suisse International
Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing:	The securities will not be listed on any securities exchange.
CUSIP and ISIN:	22546TEE7 and US22546TEE73
Underwriting Discounts and Commissions:	1.4% or $14 per $1,000 security.

† Subject to postponement if the scheduled Maturity Date is not a business day or the scheduled Valuation Date is not an underlying business day and in the event of a market disruption event as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-3 of the product supplement.

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated June 24, 2010, Product Supplement No. U-I dated October 18, 2010, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.